Exhibit 10.24

FORM OF CONSENT AND WAIVER AGREEMENT NO. 8

TO CREDIT AGREEMENT

This CONSENT AND WAIVER AGREEMENT NO. 8 TO CREDIT AGREEMENT (this “Consent”), dated as of November 28, 2005, is made among Sabine Pass LNG, L.P., a Delaware limited partnership (the “Borrower”), Société Générale, in its capacity as administrative agent for the Lenders (the “Agent”), HSBC Bank USA, National Association, in its capacity as collateral agent for the Lenders (the “Collateral Agent”) and the Lenders party to the Credit Agreement (as defined below).

WITNESSETH

WHEREAS, the Borrower, the Agent and the Collateral Agent are party to a Credit Agreement dated as of February 25, 2005 (as amended, modified and supplemented and in effect from time to time, the “Credit Agreement”), pursuant to which the lenders from time to time party thereto (the “Lenders”) have agreed to make loans to the Borrower in an aggregate principal amount of up to $822,000,000;

WHEREAS, the Borrower and Bechtel Corporation (the “EPC Contractor”) have entered into an Engineering, Procurement and Construction Agreement (as amended, modified and supplemented and in effect from time to time, the “EPC Contract”) relating to the Project;

WHEREAS, pursuant to the Consent Agreement No. 7 dated as of August 29, 2005 (“Consent No. 7”) among the Borrower, the Agent and the Collateral Agent, Majority Lender consent was granted for a Change Order with respect to an increase in the Project’s send-out pressure (the “Send-Out Pressure Change Order”) which Send-Out Pressure Change Order was expected to result in an increase in the price of the EPC Contract of not more than $50 million (as more fully described in the Consent Request Letter).

WHEREAS, a condition subsequent to the effectiveness of Consent No. 7 was a contribution to the Construction Account in cash in an amount of the Send-Out Pressure Change Order to be used for the purposes of paying Project Costs prior to the Funding Date (the “Change Order Price”).

WHEREAS, pursuant to a consent request letter (the “Consent Request Letter”) attached hereto as Exhibit A, the Borrower has requested (a) a waiver and the consent of the Lenders pursuant to Section 8.16(e) of the Credit Agreement, for the incurrence of unsecured subordinated Indebtedness to be provided by an Affiliate of the Borrower in an amount not to exceed $50 million, which Indebtedness shall be subordinated to the Secured Obligations on terms substantially in the form attached as Exhibit F to the Credit Agreement (the “Subordinated Indebtedness”) and (b) a waiver of Section 8.20(a)(i)(C)(1) of the Credit Agreement and of Section 4(a) of Consent No. 7 in order to permit the Borrower to contribute the proceeds of such Subordinated Indebtedness to fund the Send-Out Pressure Change Order in lieu of an equity contribution.

Consent and Amendment No. 8

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Definitions. Capitalized terms (including those used in the preamble and the recitals above) not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the principles of interpretation set forth therein shall apply herein.

Section 2. Subordinated Indebtedness. Subject to the satisfaction of the condition set forth in Section 4 hereof, the Agent, acting with the consent of the Majority Lenders, hereby (a) consents to the incurrence of the Subordinated Indebtedness by the Borrower, provided that such Indebtedness is incurred on terms substantially in the form attached hereto as Exhibit B and (b) waives the requirements of the proviso to Section 8.16 of the Credit Agreement solely to the extent necessary for the Borrower to incur the Subordinated Indebtedness on the terms referred to in clause (a) above.

Section 3. Equity Contribution Requirements. Subject to the satisfaction of the condition set forth in Section 4 hereof, the Agent, acting with the consent of the Majority Lenders, hereby waives the requirements of Section 8.20(a)(i)(C)(1) of the Credit Agreement and Section 4(a) of Consent No. 7 to make a contribution in connection with the Send-Out Pressure Change Order, solely to the extent necessary to permit the Borrower to satisfy such contribution obligation by contributing the proceeds of the Subordinated Indebtedness to the Construction Account in lieu thereof.

Section 4. Condition Precedent. This Consent shall become effective on the date on which the Agent has received counterparts of this Consent duly executed and delivered by the Borrower.

Section 5. Miscellaneous.

(a) Limited Consent.

(i) Except as expressly consented to hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Financing Documents shall remain unchanged and unwaived and shall continue to be and shall remain in full force and effect in accordance with their respective terms.

(ii) The consent set forth herein shall be limited precisely as provided for herein to the provisions expressly consented to and shall not be deemed to be a waiver of any right, power or remedy of any Lender, the Agent or the Collateral Agent under, or a waiver of, consent to or modification of, any other term or provision of the Credit Agreement, any other Financing Document referred to therein or herein or of any transaction or further or future action on the part of the Borrower which would require the consent of the Lenders under the Credit Agreement or any of the other Financing Documents.

Consent and Amendment No. 8

(iii) Except as provided in Section 2 and Section 3 hereof, nothing contained in this Consent shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any Person arising before the date of this Consent.

(b) Financing Document. This Consent shall be deemed to be a Financing Document referred to in the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c) Counterparts; Integration; Effectiveness. This Consent may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any party hereto may execute this Consent by signing any such counterpart.

(d) Costs and Expenses. The Borrower agrees to pay and reimburse the Agent for all its reasonable costs and out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel to the Agent and the Lenders) incurred in connection with the preparation and delivery of this Consent and such other related documents.

(e) Governing Law. THIS CONSENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

Consent and Amendment No. 8

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed and delivered as of the day and year first above written.

SABINE PASS LNG, L.P., as Borrower

By:	Sabine Pass LNG – GP, Inc., its General Partner

By:	/s/ Graham McArthur
Name: Graham McArthur
Title: Treasurer

Address for Notices:

717 Texas Avenue, Suite 3100 Houston, TX 77002
Attn: Treasurer

Consent and Amendment No. 8

SOCIÉTÉ GÉNÉRALE, as Agent

By:	/s/ Edward J. Grimm
Name: Edward J. Grimm
Title: Director

Address for Notices:

1221 Avenue of the Americas New York, NY 10020
Attn: Robert Preminger

Consent and Amendment No. 8

HSBC BANK USA, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Deirdra N. Ross
Name: Deirdra N. Ross
Title: Assistant Vice President

Address for Notices:

HSBC Bank USA, National Association 452 Fifth Avenue New York, NY 10018
Attn: Corporate Trust

With a copy to:

DLA Piper Rudnick Gray Cary US LLP One Liberty Place 1650 Market Street, Suite 4900 Philadelphia, PA 19103
Attn: Peter Tucci, Esq.

Consent and Amendment No. 8

Exhibit A

to Consent and Amendment No. 8

Consent Request Letter

Consent and Amendment No. 8

November 14, 2005

Societe Generale

1221 Avenue of the Americas

New York, NY 10020

Attn: Edward Grimm

Re:	Credit Agreement dated February 25, 2005 (the “Credit Agreement”) among Sabine Pass LNG, L.P. (“Sabine”), Societe Generale, as Agent, HSBC Bank USA, National Association, as Collateral Agent and the Lenders party thereto

Dear Mr. Grimm:

Reference is made to the captioned Credit Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 8.16(e) of the Credit Agreement, Sabine hereby requests the consent of the Lenders to incur $50 million of unsecured Indebtedness for borrowed money that will be subordinated to the Secured Obligations and in the form of Exhibit F to the Credit Agreement. For the avoidance of doubt, Sabine also requests the waiver of Section 8.20(a)(i)(C) as it is using the proceeds of the contemplated Indebtedness to fulfill its funding obligations permitted under Consent Agreement No. 7 dated August 29, 2005 (“August Consent”).

Sabine intends to use this unsecured Indebtedness to fund its obligations pursuant to Section 4(a) of the August Consent, whereby the Majority Lenders provided their approval for Sabine to increase the send out pressure of the facility. This approval was given subject to the receipt of cash by the Collateral Agent of the amount of the send out pressure change order for deposit to the Construction Account.

Sabine intends to borrow this money from an affiliate company of its ultimate parent, Cheniere Energy, Inc. (Cheniere). The affiliate borrowing is being made to provide flexibility to both Sabine and Cheniere in terms of their liquidity and capital structures. The contemplated Indebtedness will be unsecured and subordinate to the interests of the Senior Lenders with a maturity date in 2015 and no scheduled debt amortization due until final maturity.

As stipulated in the August Consent, the proceeds associated with the contribution of funds related with the send out pressure will not constitute part of the Equity Contribution Amount. The Equity Contribution Amount together with the proceeds from the unsecured Indebtedness will be used to pay Project Costs prior to the Funding Date.

SABINE PASS LNG, L.P.

717 Texas Avenue, Suite 3100 – Houston, Texas 77002 – (713) 659-1361 – Fax (713) 659-5459

Mr. Edward Grimm

November 14, 2005

Through October 31, 2005, Sabine has received equity contributions totaling $216.7 million of the required Equity Contribution Amount of $233.7 million. The EPC invoice due November 28, 2005 is approximately $30 million resulting in a funding requirement of $13 million. Proceeds from the subordinated Indebtedness will be utilized for this requirement and for additional project costs up to the amount of the subordinated Indebtedness.

Based on current projections, Sabine anticipates the initial Funding Date to be December 23, 2005.

Sincerely,

SABINE PASS LNG, L.P.

By:	/s/ Graham A. McArthur
Graham A. McArthur
Treasurer

Exhibit B

to Consent and Amendment No. 8

Subordinated Note

(see attached)

SUBORDINATED PROMISSORY NOTE

SABINE PASS LNG, L.P.

$50,000,000	Houston, Texas November 28, 2005

SABINE PASS LNG, L.P. (the “Borrower”), a Delaware limited partnership, for value received, hereby promises to pay to CHENIERE LNG FINANCIAL SERVICES, INC., a Delaware corporation (“Cheniere”) on June 30, 2015 (the “Maturity Date”) the principal sum of the lesser of (a) FIFTY MILLION and No/100 DOLLARS ($50,000,000) or (b) so much thereof as has been advanced from time to time by Cheniere. Interest shall accrue at the rate of the sum of the LIBO Rate (defined below) plus 3% per annum on the principal amount of this Note outstanding from time to time and shall be payable on the Maturity Date. The amount of interest payable shall be computed on the basis of a 360-day year and, for any period less than a full calendar month, the actual number of days elapsed in such month. In the event that the Maturity Date of this Note occurs on a day that is not a Business Day, then the payment payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay).

Payment of principal and interest shall be made to Cheniere in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All payments of principal and interest on this Note shall be made no later than 12:00 Noon (Houston time) on the Maturity Date via electronic wire transfer in immediately available funds to a bank account in the United States of America, as shall be directed by Cheniere to the Borrower. Subject to Section 5 hereof, the principal and interest on this Note may be prepaid at any time in whole or in part without any prepayment premium or make whole payment.

SECTION 1 DEFINITIONS

1.1 Capitalized terms that are defined herein shall have the meanings specified herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement (including Exhibit F thereto) dated as of February 25, 2005, among the Borrower, each of the lenders party to the Credit Agreement, Société Générale, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Agent” ) and HSBC Bank USA, National Association as collateral agent for the secured parties specified therein (the “Credit Agreement”).

“Interest Period” means the period commencing on the date hereof, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by Cheniere not later than 11:00 a.m. (Houston time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(c) if the Borrower shall fail to select the duration of any Interest Period as set forth above, the Borrower shall automatically be deemed to have selected an interest period of three months.

SECTION 2 REPRESENTATIONS AND WARRANTIES

2.1 The Borrower represents and warrants to Cheniere that the representations and warranties contained in Article VII of the Credit Agreement are true and correct on the date hereof.

SECTION 3 COVENANTS

3.1 The Borrower covenants and agrees with Cheniere that until the Maturity Date, it shall comply with the covenants of the Borrower as set forth in Sections 8.01, 8.02, 8.03, 8.04, 8.05(a), 8.06, 8.07, 8.08, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.23, 8.24, 8.25, 8.30, 8.31 and 8.32 of the Credit Agreement.

SECTION 4 EVENTS OF DEFAULT

4.1 Events of Default; Remedies. If one or more of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall default in the payment of any amounts due on this Note on the Maturity Date; or

(b) (i) any representation or warranty made by the Borrower in this Note shall prove to have been false or misleading in any material respect as of the time made, and such condition or circumstance could reasonably be expected to have a Material Adverse Effect; provided, that such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (A) subject to cure, as determined by Cheniere in its reasonable judgment and (B) remedied within 30 days after the earlier of (I) written notice of such default from Cheniere or (ii) the Borrower’s Knowledge of such default; or

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 8.02, 8.04(c), 8.11(a), 8.12, 8.13, 8.15(b), 8.16, 8.30 or 8.31 of the Credit Agreement which are incorporated into this Note in Section 3 above; or

(d) the Borrower shall default in the performance of any of its covenants or material agreements to be performed or observed by it under this Note (not otherwise addressed in this Section 4) and such default, if capable of remedy, shall continue unremedied for a period of 30 days after written notice of such default (specifying such default and requiring remedy thereof) from Cheniere; provided, that if such failure is not capable of remedy within such 30-day period, such 30-day period shall be extended to a total period of 60 days so long as (i) such default is subject to cure, (ii) the Borrower is diligently and continuously proceeding to cure such default and (iii) such additional cure period could not reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Borrower’s rights, duties, obligations or liabilities under any TUA with an Anchor Tenant; or

(e) the occurrence of an Event of Default under the Credit Agreement.

then, subject to Section 5 below, Cheniere may at its option by notice to the Borrower declare all principal of and interest accrued on this Note to be, and such principal and interest shall automatically become, immediately due and payable.

SECTION 5 SUBORDINATION

5.1 Subordination to Secured Obligations. The Borrower covenants and agrees, and Cheniere covenants and agrees (on behalf of it and its successors and assigns) that payments of the principal of and interest on this Note and all other amounts payable hereunder are and shall be subordinate in right of payment to the indefeasible prior payment in full, in cash, of all existing and future Secured Obligations and that the subordination provided for in this Section 5 is for the benefit of Persons holding Secured Obligations from time to time and their representatives and shall remain subordinate as long as any Secured Obligations are outstanding or any commitment to advance any Secured Obligations exists.

5.2 Default on Secured Obligations. Upon any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash, securities or other property, to creditors of the Borrower in a liquidation (total or partial), reorganization, winding-up or dissolution of the Borrower, whether voluntary or involuntary, or in a bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors, marshaling of assets or similar proceeding relating to the Borrower or any of its property or credits:

(a) the holders of Secured Obligations shall be entitled to receive indefeasible payment in full, in cash, of such Secured Obligations before Cheniere shall be entitled to receive any payment of principal of or interest on, or any other payment or distribution of assets or securities (other than any interest or any securities the payment of which is subordinated at least to the same extent as this Note to the Secured Obligations, the rate of interest on which does not exceed the effective rate of interest on this Note and the principal of which, in whole or in part, is not due on or prior to the Final Maturity

Date) with respect to, this Note or on account of any purchase or other acquisition of any Subordinated Indebtedness by the Borrower; and

(b) until the Secured Obligations are indefeasibly paid in full in cash, any payment or distribution of assets or securities of the Borrower of any kind or character, whether in cash or other Property, to which Cheniere would be entitled but for this Section 5, shall be made by the Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment of distribution directly to the holders of Secured Obligations to the extent necessary to pay all such Secured Obligations in full in cash.

5.3 No Payment. Cheniere hereby agrees that: (a) unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Secured Obligations then due shall have been paid indefeasibly in full and in cash, no payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, this Note or any judgment with respect thereto (and no payment on account of the purchase or redemption or other acquisition of this Note) shall be made by or on behalf of the Borrower and (b) unless and until the principal of, and interest and premium (if any) on, and all other amounts in respect of, the Secured Obligations shall have been paid indefeasibly in full and in cash Cheniere shall not (i) ask, demand, sue for, take or receive from the Borrower, by set-off or in any other manner any payment on account of the principal of, or interest or premium (if any) on, or any other amount in respect of, this Note or (ii) seek any other remedy allowed at law or in equity against the Borrower for breach of the Borrower’s obligations under this Note. The provisions of this Section 5.3 shall not alter the rights of the holders of Secured Obligations under the provisions of Section 5.2 hereof.

5.4 Payments In Trust. If Cheniere shall at any time receive any payment or distribution that is not permitted under this Section 5, such payment or distribution shall be held by Cheniere in trust for the benefit of, and shall be promptly paid over and delivered to, in the form received but with any necessary endorsements, the Agent for the benefit of the holders of Secured Obligations (pro rata as to each of such holders on the basis of the respective amounts of Secured Obligations held by them), for application to the payment of all Secured Obligations remaining unpaid to the extent necessary to pay all Secured Obligations in full in cash in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Secured Obligations.

5.5 Subrogation. After all Secured Obligations are indefeasibly paid in full in cash and all commitments to advance any Secured Obligations have been terminated, and until this Note is paid in full, Cheniere shall be subrogated (equally and ratably with the holders of all indebtedness of the Borrower that by its express terms is subordinated to Secured Obligations of the Borrower to the same extent as this Note is subordinated and that is entitled to like rights of subrogation) to the rights of the holders of Secured Obligations to receive distributions applicable to Secured Obligations to the extent that distributions otherwise payable to Cheniere have been applied to payment of Secured Obligations.

5.6 No Impairment.

(a) Nothing in this Section 5 shall (i) impair, as between the Borrower and Cheniere, the obligation of the Borrower to pay principal of and interest on this Note in accordance with its terms, (ii) affect the relative rights of Cheniere and the creditors of the Borrower other than the holders of Secured Obligations, (iii) if applicable, prevent Cheniere from exercising remedies upon the occurrence of an Event of Default as provided above, subject to the rights of holders of Secured Obligations under this Section 5 or (iv) create or imply the existence of any commitment on the part of the holders of Secured Obligations to extend credit to the Borrower.

(b) No right of any present or future holder of Secured Obligations to enforce the subordination provisions of this Section 5 shall at any time in any way be prejudiced or be impaired by any act or failure to act by the Borrower or anyone in custody of its assets or property or by its failure to comply with the Credit Agreement or this Note. Without in any way limiting the generality of the foregoing, the holders of the Secured Obligations may, at any time and from time to time, without the consent of or notice to Cheniere, without incurring any responsibility to Cheniere and without impairing, limiting or releasing the subordination provided in this Section 5 or the obligations under this Section 5 of Cheniere to the holders of the Secured Obligations to do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Secured Obligations or any instrument evidencing the same or any agreement under which Secured Obligations are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Secured Obligations; (iii) release any Person guaranteeing or otherwise liable for Secured Obligations; and (iv) exercise or refrain from exercising any rights against the Borrower, any other Person or any collateral securing any Secured Obligations.

5.7 Reliance by Holders of Secured Obligations on Subordination Provisions. Cheniere as beneficiary of this Note acknowledges and agrees that the provisions of this Section 5 are, and are intended to be, an inducement and a consideration to each holder of any Secured Obligations, whether such Secured Obligations were created or acquired before or after the issuance or incurrence of the Subordinated Indebtedness evidenced by this Note, to acquire and continue to hold, or to continue to hold, such Secured Obligations and such holder of Secured Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Secured Obligations. The provisions of this Section 5 may not be amended, altered or modified without the consent of the holders of such Secured Obligations.

5.8 Agent to Effectuate Subordination. Cheniere hereby appoints the Agent as its attorney-in-fact to take such actions as may be necessary to effectuate the subordination provided for in this Section 5, including in any proceeding referred to in Section 5.2. If Cheniere does not file any proof or claim of debt in any such proceeding within 30 days prior to the last date for the filing of any such proof or claim of debt, then, so long as any Secured Obligations shall be outstanding, the Agent shall be entitled, and is hereby authorized, to file any appropriate proof or claim on behalf of Cheniere.

5.9 No Waiver of Provisions. No right of the Agent or any holder of any Secured Obligations to enforce this Section 5 shall in any way be impaired by any act or failure to act on the part of the Borrower or on the part of the Agent or any such holder or by any noncompliance by the Borrower with the terms of any agreement or instrument evidencing this Note, the Credit Agreement or any Financing Document, whether or not the Agent or any such holder has knowledge of such noncompliance. Without limiting the generality of the foregoing, the Agent and such holders may, without notice to or consent from Cheniere and without impairing the right of the Agent or any such holder to enforce this Section 5, do any of the following:

(a) amend, modify, supplement, renew, replace, or extend the terms of all or any part of the Secured Obligations or the Credit Agreement or any other Financing Document in any respect whatsoever;

(b) sell or otherwise transfer, release, realize upon or enforce or otherwise deal with, all or any part of the Secured Obligations or the Credit Agreement or any other Financing Document or any collateral securing or guaranty supporting all or any part of the Secured Obligations;

(c) settle or compromise all or any part of the Secured Obligations or any other liability of the Borrower to the Agent or any such holder and apply any sums received to the Secured Obligations or any such liability in such manner and order as the Agent or any such holder may determine; and

(d) fail to take or to perfect, for any reason or for no reason, any Lien securing all or any part of the Secured Obligations, exercise or delay in or refrain from exercising any remedy against the Borrower or any security or guarantor for all or any part of the Secured Obligations, or make any election of remedies or otherwise deal freely with respect to all or any part of the Secured Obligations or any security or guaranty for all or any part of the Secured Obligations.

SECTION 6 MISCELLANEOUS

6.1 Giving of Notice. Any notice, request, complaint, demand, communication, or other paper shall be sufficiently given and shall be deemed given when delivered by hand or on the fifth (5th) day after being mailed by registered or certified first class mail, postage prepaid, addressed as follows:

To the Borrower:	Sabine Pass LNG, L.P. c/o Sabine Pass LNG-G.P., Inc 717 Texas Avenue , Suite 3100 Houston, Texas 77002 Attn: Treasurer Telephone No.: (832) 204 2290 Telecopier No.: (713) 659 5459

To Cheniere:	Cheniere LNG Financial Services, Inc. 717 Texas Avenue, Suite 3100 Houston, Texas 77002 Attn: Chief Financial Officer Telephone No.: (713) 265 0220 Telecopier No.: (713) 659 5459

The above parties may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

6.2 Special Exculpation. TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENT RULE, NO CLAIM MAY BE MADE BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATING TO, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION WITH THIS NOTE OR THE TRANSACTION CONTEMPLATED BY THIS NOTE (OTHER THAN THE RIGHTS OF CHENIERE EXPRESSLY SET FORTH IN THIS NOTE), AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

6.3 Expenses, Etc. The Borrower agrees to pay or reimburse Cheniere for: (a) all reasonable out-of-pocket costs and expenses of Cheniere (including the reasonable fees and expenses of counsel to Cheniere from time to time, in connection with (i) the negotiation, preparation, execution and delivery of this Note and (ii) any amendment, modification or waiver of any of the terms of this Note, and (b) all reasonable costs and expenses of (including reasonable counsels’ fees and expenses) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting from such Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Borrower under this Note and (ii) the enforcement of this Section 6.3(b) and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Government Authority in respect of this Note or any other document referred to in this Note.

The Borrower hereby agrees to indemnify Cheniere and its respective officers, directors, employees, representatives, attorneys and agents (each, an “Indemnitee”) from, and shall hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and expenses of counsel for each Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party to any such proceeding) that may at any time (including at any time following the Maturity Date) be imposed on, asserted against or incurred by an Indemnitee as a result of, or arising out of, or in any way related to or by reason of any claim of third parties with respect to (a) any of the transactions contemplated by this Note or the execution, delivery or performance of this Note, and (b) the extensions of credit under this Note. Without limiting the generality of the foregoing, the Borrower hereby agrees to indemnify each Indemnitee from, and shall hold each Indemnitee harmless against, any losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements described in the preceding sentence (including any Lien filed against the Project by any Government Authority but excluding, as provided in the preceding sentence, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred directly and primarily by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction) (collectively, “Losses”) arising under any Environmental Law including any Environmental Claims or other Losses arising as a result of the past, present or future operations of the Borrower, or the past, present or future condition of the Project, or any Release or Use or threatened Release of any Hazardous Materials with respect to the Project (including any such Release or Use or threatened Release which shall occur during any period when such Indemnitee shall be in possession of any such site or facility following the exercise by Cheniere of any of its rights and remedies under this Note where such Use or Release commenced or occurred prior to such period); provided, however, that the Borrower shall have no such obligation to indemnify any Indemnitee to the extent that any such Release or Use is caused by such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment.

6.4 Waivers, Etc. The Borrower waives notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability.

6.5 Captions. The captions and section headings appearing in this Note are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Note.

6.6 Integration. This Note constitutes the entire agreement and understanding between the parties to this Note with respect to the matters covered by this Note and supersedes any and all prior agreements and understandings, written or oral, with respect to such matters.

6.7 Severability. Any provision of this Note held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Note and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6.8 Limitation of Liability. Notwithstanding any other provision of this Note, there shall be no recourse against any Affiliates of the Borrower or any of their respective stockholders, partners, members, officers, directors, employees or agents (collectively, the “Nonrecourse Persons”), for any liability to Cheniere arising under this Note and Cheniere shall look solely to the Borrower in exercising its rights and remedies in connection therewith. The limitations on recourse set forth in this Section 6.8 shall survive the termination of this Note and the full and indefeasible payment this Note.

6.9 No Assignment. Except as otherwise permitted in the Credit Agreement, the Borrower shall not assign its rights or obligations under this Note without the prior consent of the Agent which consent shall not be unreasonably withheld.

6.10 Amendments, Etc. Any provision of this Note may be amended or modified only by an instrument in writing signed by the Borrower and Cheniere.

6.11 Governing Law; Submission to Jurisdiction. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE. THE PARTIES HEREBY SUBMIT TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURTS AND STATE COURTS SITTING IN NEW YORK CITY FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER HEREBY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM, WHOSE ADDRESS IS 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, OR ANY OTHER PERSON HAVING AND MAINTAINING A PLACE OF BUSINESS IN THE STATE OF NEW YORK WHOM BORROWER MAY FROM TIME TO TIME HEREAFTER DESIGNATE (HAVING GIVEN 30 DAYS’ NOTICE THEREOF TO THE COLLATERAL AGENT AND EACH HOLDER OF A NOTE THEN OUTSTANDING), AS THE DULY AUTHORIZED AGENT FOR RECEIPT OF SERVICE OF LEGAL PROCESS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

6.12 Waiver of Jury Trial. THE BORROWER AND CHENIERE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTION CONTEMPLATED BY THIS NOTE.

IN WITNESS WHEREOF, this Note has been executed on behalf of the Borrower.

SABINE PASS LNG, L.P. “BORROWER”

By:	/s/ Graham McArthur
Name:	Graham McArthur
Title:	Treasurer

Accepted as of the date first above written

CHENIERE LNG FINANCIAL SERVICES, INC. “CHENIERE”

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Chairman, President, CEO & CFO